Exhibit 99.1

Contacts:

ACADIA Pharmaceuticals Inc.

Lisa Barthelemy, Director, Investor Relations

Thomas H. Aasen, Vice President and Chief Financial Officer

(858) 558-2871

ACADIA PHARMACEUTICALS REPORTS THIRD QUARTER

2005 FINANCIAL RESULTS

SAN DIEGO, CA November 10, 2005 – ACADIA Pharmaceuticals Inc. (Nasdaq: ACAD), a biopharmaceutical company utilizing innovative technology to fuel drug discovery and clinical development of novel treatments for central nervous system disorders, today reported its unaudited financial results for the third quarter and nine months ended September 30, 2005.

ACADIA reported a net loss of $12.3 million for the third quarter of 2005, compared to a net loss of $6.2 million for the third quarter of 2004. The net loss for the third quarter of 2005 included a provision of $5.9 million for loss from litigation related to a previously disclosed civil action. For the nine months ended September 30, 2005, ACADIA reported a net loss of $23.9 million, compared to a net loss of $18.6 million for the comparable period of 2004.

At September 30, 2005, ACADIA’s cash, cash equivalents, and investment securities totaled $62.7 million, compared to $35.9 million at December 31, 2004. The increase in cash was primarily due to net proceeds from sales of equity securities, including $34.0 million raised in a private placement in April 2005 and $10.0 million received from Sepracor’s purchase of common stock in January 2005 in connection with a collaboration agreement, partially offset by cash used to fund ACADIA’s operations.

“During the third quarter of 2005, we made important advances in each of our three proprietary Phase II clinical programs and earned a milestone in our collaborative neuropathic pain program following Allergan’s start of an initial exploratory Phase II clinical study,” said Uli Hacksell, Ph.D., ACADIA’s Chief Executive Officer. “We intend to build on this momentum as we advance our pipeline of innovative drugs to treat central nervous system disorders and other areas of unmet medical need.”

Revenues increased to $3.7 million for the third quarter of 2005, compared to $1.6 million for the third quarter of 2004. This increase was primarily due to $985,000 in revenues recognized under ACADIA’s collaboration with Sepracor, which commenced in January 2005, increased revenues from ACADIA’s collaborations with Allergan, and $500,000 in revenues earned pursuant to ACADIA’s development agreement with the Stanley Medical Research Institute. Revenues from ACADIA’s collaborations with Allergan increased to $2.1 million for the third quarter of 2005 from $1.5 million for the comparable period of 2004.

Research and development expenses increased to $8.1 million for the third quarter of 2005 from $5.9 million for the third quarter of 2004. This increase largely reflected increased clinical development costs associated with ACADIA’s proprietary Phase II clinical programs and increased personnel and other costs associated with expansion of ACADIA’s research and development organization.

General and administrative expenses increased to $2.1 million for the third quarter of 2005 from $1.3 million for the comparable quarter of 2004. This increase was primarily due to increased professional fees, including increased costs associated with operating as a public company and costs related to litigation, as well as increased personnel costs.

Although ACADIA strongly disagrees with and has appealed the previously disclosed civil verdict, ACADIA recorded a provision for loss from litigation of $5.9 million during the third quarter of 2005. This provision represented the total amount of damages and related fees and costs awarded pursuant to the jury verdict, net of $2.5 million in remaining proceeds, which may be received under ACADIA’s employment practices liability insurance policy.

ACADIA anticipates that its cash and investment securities will total approximately $52 million to $55 million at December 31, 2005 and that its current cash resources, plus anticipated payments from existing agreements with its collaborators, will be sufficient to fund ACADIA’s estimated cash requirements through at least mid-2007.

Third Quarter 2005 and Recent Highlights

•	ACADIA continued to advance its Phase II program with ACP-103 as an adjunctive therapy for schizophrenia:

•	ACADIA expects to report results during the fourth quarter of 2005 from a double-blind, placebo-controlled Phase II study designed to evaluate the ability of ACP-103 to treat side effects associated with treatment with haloperidol in patients with schizophrenia;

•	ACADIA began enrolling patients in a multi-center, double-blind, placebo-controlled Phase II trial designed to evaluate the ability of ACP-103 when used adjunctively with other antipsychotic drugs to provide an improved therapy for schizophrenia patients. This trial is designed to enroll up to 400 patients with schizophrenia and to include a formal interim analysis after 200 patients have completed the 42-day treatment schedule. ACADIA expects to report results from the interim analysis in 2006.

•	ACADIA has completed enrollment in its multi-center, double-blind, placebo-controlled Phase II clinical trial designed to evaluate the efficacy and tolerability of ACP-103 in Parkinson’s disease patients suffering from treatment-induced psychosis. ACADIA expects to report complete results from the trial during the first quarter of 2006.

•	ACADIA announced today in a separate news release, initial results from an ongoing single-dose clinical trial of ACP-104 in patients with schizophrenia.

•	ACADIA published research in the Journal of Pharmacology and Experimental Therapeutics showing that ACP-104, the major metabolite of clozapine, is a partial agonist at dopamine D2 and D3 receptors, whereas clozapine and most other antipsychotics block these receptors. ACADIA believes that these partial agonist properties of ACP-104 may lead to less motoric side effects than seen with most other antipsychotic drugs.

•	ACADIA earned a milestone resulting from Allergan’s start of an initial single-dose exploratory Phase II clinical trial in the companies’ collaborative program directed at novel treatments for neuropathic pain.

•	ACADIA elected Michael T. Borer to its board of directors. Mr. Borer served as Chief Executive Officer and President of Xcel Pharmaceuticals, Inc. until the sale of that company to Valeant Pharmaceuticals International in early 2005.

Conference Call and Webcast Information

Uli Hacksell, Ph.D., Chief Executive Officer, and Thomas H. Aasen, Vice President and Chief Financial Officer, will review third quarter results and the status of ACADIA’s development programs via conference call and webcast later today at 5:00 p.m. Eastern Time. The conference call may be accessed by dialing 800-573-4754 for participants in the U.S. or Canada and 617-224-4325 for international callers (reference participant passcode 26957802). A telephone replay of the conference call may be accessed through November 24, 2005 by dialing 888-286-8010 for callers in the U.S. or Canada and 617-801-6888 for international callers (reference passcode 48989379). The conference call also will be webcast live on ACADIA’s website, www.acadia-pharm.com, under the investors section and will be archived there until November 24, 2005.

About ACADIA Pharmaceuticals

ACADIA Pharmaceuticals is a biopharmaceutical company utilizing innovative technology to fuel drug discovery and clinical development of novel treatments for central nervous system disorders. ACADIA currently has four drug programs in clinical development as well as a portfolio of preclinical and discovery assets directed at large unmet medical needs, including schizophrenia, Parkinson’s disease, neuropathic pain, and glaucoma. All of the drug candidates in ACADIA’s product pipeline emanate from discoveries made using its proprietary drug discovery platform. ACADIA’s corporate headquarters is located in San Diego, California and it maintains research and development operations in both San Diego and Malmö, Sweden.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include but are not limited to statements related to the progress and timing of our drug discovery and development programs and related trials, the safety, efficacy and potential benefits of our drug candidates, the potential of our collaborations and any payments we may receive thereunder, and our future results. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug discovery, development and commercialization, collaborations with others and litigation. For a discussion of these and other factors, please refer to ACADIA’s annual report on Form 10-K for the year ended December 31, 2004 filed with the United States Securities and Exchange Commission as well as other subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and ACADIA undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

ACADIA PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2005	2004		2005	2004
Collaborative revenues	$3,674		$1,581	$8,513	$3,521

Operating expenses
Research and development	8,065		5,923	20,743	17,079
General and administrative	2,098		1,311	5,787	3,103
Provision for loss from litigation	5,861		—	5,861	—
Stock-based compensation	462		670	1,228	1,979

Total operating expenses	16,486		7,904	33,619	22,161

Loss from operations	(12,812)		(6,323)	(25,106)	(18,640)
Interest income (expense)	506		108	1,174	58

Net loss	(12,306)		(6,215)	(23,932)	(18,582)
Participation of preferred stock	—		—	—	(8,587)

Net loss available to common stockholders	(12,306)		(6,215)	(23,932)	(9,995)

Net loss per common share, basic and diluted	$(0.53)		$(0.37)	$(1.11)	$(1.22)

Weighted average common shares outstanding, basic and diluted	23,343		16,629	21,507	8,225

Net loss available to participating preferred stockholders	$—	$		$—	$(8,587)

Net loss per participating preferred share, basic and diluted	$—		$—	$—	$(0.87)

Weighted average participating preferred shares outstanding, basic and diluted	—		—	—	9,901

ACADIA’s preferred stock was reclassified or converted into 9,900,913 shares of common stock upon the closing of its initial public offering on June 2, 2004.

ACADIA PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	September 30, 2005	December 31, 2004 (1)
Assets
Cash, cash equivalents and investment securities, available-for-sale	$62,731	$35,927
Prepaid expenses, receivables and other current assets(2)	5,269	1,891

Total current assets	68,000	37,818
Property and equipment, net	2,249	2,547
Other assets	22	—

Total assets	$70,271	$40,365

Liabilities and Stockholders’ Equity
Current liabilities(3)	$19,689	$8,641

Long-term liabilities	1,385	1,044

Stockholders’ equity	49,197	30,680

Total liabilities and stockholders’ equity	$70,271	$40,365

(1)	The condensed consolidated balance sheet at December 31, 2004 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

(2)	Prepaid expenses, receivables and other current assets at September 30, 2005 includes a receivable of $2.5 million for insurance proceeds related to litigation.

(3)	Current liabilities at September 30, 2005 includes accrued loss from litigation of $8.4 million.